Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120318, 333-125473, 333-153021, 333-161596, 333-206517, and 333-213099 on Form S-8 of our reports dated June 14, 2019, relating to the financial statements and financial statement schedule of Pyxus International, Inc. (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pyxus International, Inc. for the year ended March 31, 2019.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
June 14, 2019